EXHIBIT 99.1

FedEx Corporation

Retrospective Adoption of New Accounting Guidance Regarding

Reclassification Adjustments Out of Accumulated Other Comprehensive Income

The information in this exhibit reflects the retrospective adoption of new accounting guidance with respect to the financial information contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2013 (the “Annual Report”).

As discussed in our Quarterly Report on Form 10-Q for the quarter ended November 30, 2013, we have adopted the authoritative guidance issued by the Financial Accounting Standards Board requiring additional information about reclassification adjustments out of accumulated other comprehensive income, including changes in accumulated other comprehensive income balances by component and significant items reclassified out of accumulated other comprehensive income.

Accumulated Other Comprehensive Income (Loss)

The following table provides changes in accumulated other comprehensive income (loss) (“AOCI”), net of tax, reported in our condensed consolidated financial statements for the years ended May 31 (in millions; amounts in parentheses indicate debits to AOCI), and should be read in conjunction with the information in our Annual Report.

	2013	2012	2011
Foreign currency translation gain (loss):
Balance at beginning of period	$61	$156	$31
Translation adjustments	41	(95)	125

Balance at end of period	102	61	156

Retirement plans adjustments:
Balance at beginning of period	(5,014)	(2,706)	(2,471)
Net gain (loss) and other arising during period	861	(2,432)	(347)
Reclassifications from AOCI	231	124	112

Balance at end of period	(3,922)	(5,014)	(2,706)

Accumulated other comprehensive loss at end of period	$(3,820)	$(4,953)	$(2,550)

The following table presents details of the reclassifications from AOCI for the years ended May 31 (in millions; amounts in parentheses indicate debits to earnings), and should be read in conjunction with the information in our Annual Report.

	Amount Reclassified from AOCI			Affected Line Item in the Income Statement
	2013	2012	2011
Retirement plans:
Amortization of actuarial losses	$(516)	$(310)	$(279)	Salaries and employee benefits
Amortization of prior service credits	114	113	113	Salaries and employee benefits
Loss from settlements and curtailments	—	—	(13)	Salaries and employee benefits

Total before tax	(402)	(197)	(179)
Income tax benefit	171	73	67	Provision for income taxes

AOCI reclassifications, net of tax	$(231)	$(124)	$(112)	Net income